Exhibit 99.1

Contacts:
Investor Relations	Public Relations
Michael Vernon	Angela Gamba
aQuantive, Inc.	aQuantive, Inc.
Chief Financial Officer	Director of Public Relations
(206) 816-8599	(206) 816-8245

Conference Call and Webcast at 11am EST/8am PST Today

AQUANTIVE, INC. ANNOUNCES Q2 RESULTS

aQuantive Business Units on Strong Growth Path as Q2 2003 Marks 8th Straight

Quarter of Improved Bottom Line Performance

SEATTLE—July 23, 2003—aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company and parent company to interactive agencies Avenue A and i-FRONTIER, and advertising technology provider Atlas DMT, today reported second quarter 2003 financial results.

Second quarter highlights include:

•	Revenue of $52.0 million, an increase of 71% from the comparable year-ago period
•	Gross profit of $14.5 million, an increase of 74% from the comparable year-ago period
•	GAAP net income of $2.4 million, or 4 cents per share, marking the company’s eighth consecutive quarter of improved bottom line performance
•	Atlas DMT technology business unit reaches profitability this quarter, ahead of expectation
•	Avenue A and i-FRONTIER win consolidated online media business for all of pharmaceutical giant AstraZeneca’s brands

“Since our company’s inception, aQuantive and our business units have been providing our clients with innovative technology, superior customer service and cutting-edge industry expertise. It is rewarding to continue to see this hard work and dedication translate to our financials with two years now of continued bottom line improvement,” said Brian McAndrews, president and CEO of aQuantive, Inc. “By remaining true to these core values, we believe that aQuantive will remain on a profitable path, see increased online spend from our existing customer base, and secure new clients that will enhance our already strong Atlas DMT, Avenue A and i-FRONTIER client rosters.”

For the quarter ended June 30, 2003, aQuantive, Inc. reported revenues of $52.0 million, compared to revenues of $30.4 million for the quarter ended June 30, 2002. Gross profit for the 2003 second quarter increased to $14.5 million compared to $8.4 million from the year-ago second quarter. Net income for the 2003 second quarter was $2.4 million, or $0.04 per basic share, compared to a net loss for the year-ago second quarter of $1.8 million, or $0.03 per share.

For the six months ended June 30, 2003, aQuantive had revenue of $99.5 million, compared to revenue of $53.9 million for the six months ended June 30, 2002. Gross profits for the first six months of 2003 were $28.8 million versus $15.2 million for the comparable period last year. Net income for the first six months of 2003 was $4.3 million, or 7 cents per basic share, versus a net loss of $5.7 million, or 9 cents per share, for the comparable period last year.

During the quarter, the company announced that its interactive agency units Avenue A and i-FRONTIER were awarded the consolidated online media business for all of AstraZeneca’s brands. Also, the company’s Atlas DMT business unit had a strong second quarter, reaching profitability for the first time, and launching a host of new technology innovations including integrated rich media interaction reporting, a capability that is critical to advertising agencies working with brand advertisers.

Financial Guidance

The company announced guidance for Q3 as follows:

•	Revenue of $53-57 million
•	Gross profit of $13-15 million
•	Net income of 3-5 cents per basic share, or 2-4 cents per diluted share

Guidance for the full year 2003 is as follows:

•	Revenue of $200-220 million
•	Gross profit of $55-60 million
•	Net income of 15-20 cents per basic share, or 13-18 cents per diluted share

Second Quarter 2003 Conference Call/Webcast Today at 11am EST/8am PST

aQuantive, Inc. will host a conference call /webcast to discuss Q2 financial results today at 11am EST/8am PST. The conference call will be webcast from the Investor Relations section of the Company’s website at www.aquantive.com/investor. Interested parties should log on to the webcast approximately 15 minutes prior to download any necessary software. The webcast is not interactive.

About aQuantive, Inc.

aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company, was founded in 1997 to help marketers acquire, retain and grow customers across all digital media. Through its operating units, full-service interactive agencies Avenue A (www.avenuea.com) and i-FRONTIER (www.ifrontier.com), and Atlas DMT (www.atlasdmt.com), a provider of advertising technology solutions, aQuantive, Inc. is positioned to bring value to any interaction in the digital marketplace. aQuantive, Inc. (www.aquantive.com) is headquartered in Seattle. Avenue A and Atlas DMT have offices in Seattle and New York City, and i-FRONTIER is headquartered in Philadelphia. Atlas DMT is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt-out of the Atlas DMT cookie, go to: www.networkadvertising.org.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. The forward-looking statements in this release include, without limitation, statements about the Company remaining on a profitable path, increased future spending by many of our existing clients, future additions of clients in all operating units, and financial guidance for the third quarter of 2003 and for 2003. The forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, among others, the risk of unforeseen changes in client online advertising budgets, unanticipated loss of clients, the potential failure to attract new clients due to the Company’s inability to competitively market our services, the risk of fluctuating demand for our advertising services, the potential failure to maintain current, desired client relationships or to achieve effective advertising campaigns for existing clients, potential deterioration or slower-than-expected development of the Internet advertising market, quarterly and seasonal fluctuations in operating results, timing variations on the part of advertisers to implement advertising campaigns, costs and risks related to any possible future acquisitions of technologies, businesses or brands, the short term nature of aQuantive, Inc.’s contracts with clients which generally are cancelable on 90 days’ or less notice, and the uncertainties, potential costs, and possible business impacts of unfavorable rulings in previously announced lawsuits involving the Company. More information about factors that could cause actual results to differ materially from those predicted in aQuantive’s forward-looking statements is set out in its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, aQuantive, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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aQuantive, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$117,240	$121,391
Accounts receivable, net of allowance	47,668	26,587
Other receivables	1,421	1,316
Prepaid expenses and other current assets	1,600	398

Total current assets	167,929	149,692
Property and equipment, net	5,358	4,166
Goodwill and other intangible assets, net	4,271	4,439
Other assets	416	843

Total assets	$177,974	$159,140

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$46,819	$38,423
Pre-billed media	5,274	3,757
Deferred revenue	5,369	2,554
Notes payable	694	1,569

Total current liabilities	58,156	46,303
Deferred income taxes	17	—

Total liabilities	58,173	46,303

Shareholders’ equity:
Common stock	594	584
Paid-in capital	217,744	215,858
Deferred stock compensation	(499)	(1,116)
Subscription receivable	(146)	(280)
Accumulated deficit	(97,892)	(102,209)

Total shareholders’ equity	119,801	112,837

Total liabilities and shareholders’ equity	$177,974	$159,140

aQuantive, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$51,961	$30,394	$99,494	$53,929
Cost of revenue	37,413	22,031	70,731	38,752

Gross profit	14,548	8,363	28,763	15,177

Expenses:
Client support	6,107	3,507	12,291	6,845
Product development	761	1,566	1,871	3,298
Selling, general, and administrative	4,565	4,241	8,816	7,867
Depreciation and amortization of property and equipment	774	1,157	1,675	2,318
Amortization of deferred stock compensation	301	758	604	1,530
Amortization of intangible assets	72	—	132	—

Total expenses	12,580	11,229	25,389	21,858

Income (loss) from operations	1,968	(2,866)	3,374	(6,681)
Interest and other income, net	507	1,110	1,044	2,359

Income (loss) before provision for income taxes and cumulative effect on prior years of change in accounting principle	2,475	(1,756)	4,418	(4,322)
Provision for income taxes	97	—	164	—

Income (loss) before cumulative effect on prior years of change in accounting principle	2,378	(1,756)	4,254	(4,322)
Cumulative effect on prior years of change in accounting principle	—	—	—	(1,330)

Net income (loss)	$2,378	$(1,756)	$4,254	$(5,652)

Basic and diluted net income (loss) per share before change in accounting principle	$0.04	$(0.03)	$0.07	$(0.07)
Cumulative effect of change in accounting principle	—	—	—	(0.02)

Basic net income (loss) per share	$0.04	$(0.03)	$0.07	$(0.09)

Diluted net income (loss) per share	$0.03	$(0.03)	$0.06	$(0.09)

Shares used in computing basic net income (loss) per share	59,099	58,409	58,786	58,269

Shares used in computing diluted net income (loss) per share	68,104	58,409	66,833	58,269